MDB CAPITAL GROUP LLC
                       401 Wilshire Boulevard - Suite 1020
                         Santa Monica, California 90401



                                                               February 13, 2008


VIA EDGAR
---------
Mr. Jeffrey Riedler
United States Securities and
   Exchange Commission
Mail Stop 6010, 100 F Street, N.E.
Washington, D.C. 20549

    Re:    Opexa Therapeutics, Inc. (the "Company")
           Registration Statement on Form SB-2 originally filed November 6, 2007 (File No. 333-147167) ( the "Registration Statement")
           -----------------------------------------------------


VIA FACSIMILE: (202) 772-9217 Attention: Jennifer Riegel

Ladies and Gentlemen:

         In connection with the Registration Statement on Form SB-2 of Opexa Therapeutics, Inc., the undersigned, which is acting as the representative of the underwriters of the offering, hereby requests acceleration of the effective date and time of the Registration Statement to 10:00 A.M., Wednesday February 13 2008 or as soon thereafter as practicable, pursuant to Rule 461 of the Securities Act of 1933.


                               Very truly yours,

                               MDB CAPITAL GROUP LLC


                               By: /s/ Christopher A. Marlett
                                   --------------------------
                                       Christopher A. Marlett
                                       Authorized Signatory